UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Stereotaxis, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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STEREOTAXIS, INC. 4320 Forest Park Avenue Suite 100 St. Louis, MO 63108 (314) 678-6100

St. Louis, Missouri June [—], 2012

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of stockholders of Stereotaxis, Inc., Inc. to be held at 10:00 a.m. on [—],[—], 2012 at our offices at 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108.

As previously announced, on May 10, 2012, we completed a private offering of common stock and a private offering of unsecured, subordinated, convertible promissory debentures for gross proceeds of $18.5 million. We used a portion of the net proceeds from the common stock offering to repay $7 million of the revolving Silicon Valley Bank (SVB) credit facility guaranteed by certain of our stockholders and the balance of the proceeds of that offering and of the debenture offering for working capital, and for general corporate purposes. In connection with those financing transactions, we amended our credit facility with SVB to extend our revolving credit facility with them to March 31, 2013. The revolving line of credit was decreased from $20 million to $13 million after our pay down of $7 million of the guaranteed portion, but otherwise has similar terms and conditions to previous agreements with SVB.

The terms of these important financing transactions require us to submit certain matters for stockholder approval in accordance with applicable Nasdaq listing rules, as well as for other corporate law purposes. The notice of special meeting, proxy statement and proxy card accompanying this letter describe in detail these financing transactions and the matters to be acted upon at the meeting. We urge you to read these materials carefully.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please sign, date and return your proxy card in the enclosed envelope as soon as possible.

We look forward to seeing you at the meeting.

STEREOTAXIS, INC.

Fred A. Middleton Chairman of the Board of Directors

This proxy statement and the accompanying proxy card are

being mailed to our stockholders beginning on or about June [—], 2012.

Even though you may plan to attend the meeting in person,

please mark, date, and execute the enclosed proxy and mail it promptly. A postage-paid return envelope is enclosed for your convenience.

STEREOTAXIS, INC. 4320 Forest Park Avenue Suite 100 St. Louis, MO 63108 (314) 678-6100

NOTICE OF SPECIAL MEETING OF

THE STOCKHOLDERS

TO BE HELD [—], 2012

St. Louis, Missouri June [—], 2012

Dear Stockholder:

Notice is hereby given that a special meeting of stockholders of Stereotaxis, Inc., Inc. (the “Company,” “Stereotaxis,” “us” or “we”) will be held at 10:00 a.m. on [—],[—], 2012 at our offices located at 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, to consider and act upon the following matters:

1. To approve an increase the authorized number of shares of our common stock from 100,000,000 to 300,000,000.

2. To approve an amendment to the Company’s Certificate of Incorporation effecting a reverse stock split of the Company’s Common Stock, $0.001 par value per share;

3. To approve the issuance of shares upon conversion or exercise of convertible debentures and warrants convertible and exercisable into more than 20% of our common stock outstanding issued at a discount to the greater of book or market value under applicable Nasdaq rules;

4. To approve the exercise of warrants exercisable into more than 20% of our common stock outstanding, which would result in a “change of control” of the Company under applicable Nasdaq listing rules; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on [—], 2012, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the meeting.

This Notice of Special Meeting, Proxy Statement and accompanying proxy card are being distributed to stockholders on or about [—], 2012.

By Order of the Board of Directors.
STEREOTAXIS, INC.

Karen Witte Duros
Secretary
St. Louis, Missouri
June [—], 2012

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on [—], 2012

The Proxy Statement for the Special Meeting of Stockholders, also included with this Notice, is available to be viewed, downloaded, and printed, at no charge, by accessing the following Internet address: http://www.Stereotaxis.com. If you have any questions about accessing these materials via the Internet, please contact the corporate secretary at (314) 678-6100 or email us at [karen.duros@Stereotaxis.com].

This proxy statement and the accompanying proxy card are

being mailed to Stereotaxis stockholders beginning on or about [—], 2012.

2

STEREOTAXIS, INC.

4320 Forest Park Avenue

Suite 100

St. Louis, MO 63108

(314) 678-6100

PROXY STATEMENT

FOR THE

SPECIAL MEETING OF THE STOCKHOLDERS

TO BE HELD [—], 2012

4320 FOREST PARK AVENUE, ST. LOUIS, MISSOURI

This proxy statement is furnished to the holders of common stock of Stereotaxis, Inc. (“Stereotaxis” or the “Company”) in connection with the solicitation of proxies for use in connection with the Special Meeting of the stockholders of Stereotaxis common stock (the “Stockholders”) to be held [—], 2012, and all adjournments and postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting of the Stockholders. Stereotaxis is first mailing this proxy statement and the enclosed form of proxy to Stockholders on or about June [—], 2012.

Your vote is very important. Whether or not you plan to attend the Special Meeting, we request that you vote as soon as possible. Whether or not you expect to be present in person at the meeting, you are requested to complete, sign, date, and return the enclosed form of proxy. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares of common stock can be voted only when represented by a properly executed proxy.

Any person giving such a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of Stereotaxis, by duly executing and delivering a proxy bearing a later date, or by attending the Special Meeting and voting in person.

The close of business on [—], 2012 has been fixed as the record date for the determination of the Stockholders entitled to vote at the Special Meeting of the Stockholders. As of the record date, [—] shares of Stereotaxis common stock were outstanding and entitled to be voted at the Special Meeting. Stockholders will be entitled to cast one vote on each issue presented above for each share of Stereotaxis common stock held of record on the record date.

The solicitation of this proxy is made by Stereotaxis’ Board. The solicitation will primarily be by mail and the expense thereof will be paid by Stereotaxis. In addition, proxies may be solicited by telephone or facsimile by directors, officers, or regular employees of Stereotaxis.

ABOUT THE SPECIAL MEETING

Q.	Why am I receiving these materials?

The Board of Directors (the “Board”) of Stereotaxis, Inc. (the “Company”) is soliciting proxies from the Company’s stockholders in connection with the Special Meeting of Stockholders to be held on [—],[—], 2012 and any and all adjournments and postponements thereof. You are encouraged to vote on the proposals presented in these proxy materials. You are invited to attend the Special Meeting, but you do not have to attend to vote.

Q.	When and where is the Special Meeting?

We will hold the Special Meeting of Stockholders on [—],[—], 2012, at 10:00 a.m., Central Daylight Time, at our principal executive offices located at 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108.

Q.	Who is entitled to vote at the meeting?

You are entitled to vote (in person or by proxy) if you were a stockholder of record of shares of our common stock at the close of business on [—], 2012 (the “Record Date”). On [—], 2012 there were [—] shares of our common stock outstanding and entitled to vote and no shares of our preferred stock outstanding.

Q.	What am I being asked to vote on at the meeting?

You will be voting on the following proposals: (i) to amend Stereotaxis’ certificate of incorporation to increase the number of shares of common stock, par value $0.001 per share, that Stereotaxis is authorized to issue to 300,000,000 shares; (ii) to approve an amendment to the Company’s certificate of incorporation effecting a reverse stock split of the Company’s common stock; (iii) to approve the issuance of common stock issuable upon conversion or exercise of convertible debentures and warrants convertible and exercisable into more than 20% of our common stock outstanding; and (iv) to approve the exercise of warrants exercisable into more than 20% of our common stock outstanding, which would result in a “change of control” of the Company under applicable Nasdaq listing rules. In addition, the proxies will be authorized to vote on such other business that may properly come before the Special Meeting, including any adjournment thereof.

Q.	How do I vote?

Whether or not you expect to be present in person at the Special Meeting, you are requested to vote your shares. If you are a stockholder of record and you attend the meeting, you may vote by ballot. If you hold your shares in street name and you wish to vote at the meeting, you must obtain a proxy, executed in your favor, from your bank or broker.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Special Meeting. If you are a stockholder of record, you may vote by proxy pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy by following the voting instruction card provided to you by your broker, bank, trustee or nominee. The availability of Internet voting or telephone voting for stockholders whose shares are held in street name by a bank or a broker may depend on the voting processes of that organization.

Q.	What if I want to change my vote?

If you are a stockholder of record, you can revoke your proxy at any time before it is voted at the Special Meeting by:

•	timely delivering a properly executed, later-dated proxy;

•	delivering a written revocation of your proxy to our Secretary at our principal executive offices; or

•	voting by ballot at the meeting.

If your shares are held in the name of a bank or brokerage firm, you may change your vote by submitting new voting instructions to your bank or broker following the instructions that they provide.

Q.	What vote of the stockholders is required to approve the Proposals?

Proposals 1 and 2 will be approved if a quorum is present and a majority of shares of the common stock outstanding as of the Record Date are cast in favor of the applicable proposal. Proposals 3 and 4 will be approved if a quorum is present and a majority of the votes cast by holders present in person or represented by proxy are cast in favor of the applicable proposal. As described below, in connection with the financing transactions described herein, holders of approximately [—]% of the outstanding shares of our common stock as of the Record Date have agreed under various Voting Agreements to vote in favor of Proposal Nos. 1, 2 and 3, and accordingly, we expect such measures to pass. The Voting Agreements do not require stockholders party to the agreement to vote in favor of Proposal No. 4.

Q.	What do I do if my shares of common stock are held in “street name” at a bank or brokerage firm?

If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee or nominee how to vote your shares and you are also invited to attend the Special Meeting.

Q.	What happens if I do not instruct my broker how to vote or if I indicate I wish to “abstain” on the proxy?

If you hold shares in street name through a broker or other nominee and do not vote your shares or provide voting instructions, your broker may vote for you on “routine” proposals but not on “non-routine” proposals. All of the proposals are non-routine. Therefore, if you do not vote on the proposals or provide voting instructions, your broker will not be allowed to vote your shares. This will result in a broker non-vote. Broker non-votes are not counted as shares present and entitled to vote so they will not affect the outcome of the vote.

If you indicate that you wish to “abstain,” your vote will have the same effect as a vote against the proposal.

Q.	What do I need to do if I plan to attend the meeting in person?

All stockholders must present a form of personal identification in order to be admitted to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you also must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting.

Q.	When do we expect to hold our Annual Meeting?

We expect to hold our annual stockholders’ meeting in August 2012. At that time, we will present to the stockholders proposals for the election of Class II directors; approval, by non-binding vote, of executive compensation, ratification of the appointment of Ernst & Young LLP as our independent auditors; and approval of a replacement for the Stereotaxis, Inc. 2002 Stock Incentive Plan, which expired on March 25, 2012.

BACKGROUND AND OVERVIEW

Background of the Financing Transactions

In March 2012, when we announced our financial results for the year ended December 31, 2011, we also identified the immediate priority to address the capital needs of the Company. This priority included securing an extension of our credit agreement with Silicon Valley Bank and one or more additional capital transactions. We indicated that the Company was working to secure additional financing and was actively looking at and considering a number of potential alternatives. To assist the Company and the Board, we had previously engaged Oppenheimer & Co., Inc. (“Oppenheimer”) in January 2012 to serve as exclusive lead placement agent for the private placement of one or more classes or series of securities to a limited number of sophisticated investors. Pursuant to their engagement, Oppenheimer identified potential investors to potentially participate in one or more private placement transactions and discussed various financing alternatives with the Board and the Audit Committee at several special meetings.

On May 7, 2012, we announced an agreement with Silicon Valley Bank to extend the maturity of our revolving credit facility to March 31, 2013. We also announced two concurrent private placement transactions to raise in the aggregate approximately $18.5 million in gross proceeds. These transactions are described in more detail below.

Private Placement of Subordinated Convertible Debentures and Warrants

On May 10, 2012, we sold approximately $8.5 million in aggregate principal amount of unsecured, subordinated, convertible debentures (the “Convertible Debentures”) to certain institutional investors under a Securities Purchase Agreement (the “Convertible Debt SPA”). These securities will become convertible into an aggregate of approximately 25.2 million shares of our common stock no later than August 1, 2012, which is the date by which we are required to hold the Special Meeting to approve matters that are the subject of Proposals Nos. 1, 2 and 3 in this Proxy Statement. In addition, those investors also received six-year warrants to purchase approximately 25.2 million shares of our common stock (the “Convertible Debt Warrants”), subject to a similar condition. The conversion price for the Convertible Debentures and the exercise price for the Convertible Debt Warrants is $0.3361 per share. In addition, we have the ability to issue shares of our common stock in lieu of cash interest payments under certain circumstances.

Pursuant to the Convertible Debt SPA, and as described further below, we are obligated to and are seeking approval of an increase in our authorized shares under Proposal No. 1 and the ability to issue shares upon conversion and exercise of the Convertible Debentures and Convertible Debt Warrants in excess of 20% of our common stock outstanding. In addition, Proposal No. 2, if approved, may be implemented in lieu of Proposal No. 1, because it will also effectively increase our authorized shares.

Private Placement of Common Stock and Warrants (PIPE); Extension of Credit Support Obligations

On May 10, 2012, we also sold an aggregate of approximately 21.7 million shares of our common stock (the “PIPE Common Stock”) pursuant to a Stock and Warrant Purchase Agreement (the “PIPE SPA”) with certain of our existing stockholders, together with six-year warrants (the “PIPE Warrants”) to purchase an aggregate of approximately 21.7 million shares of our common stock, also with an exercise price of $0.3361 per share. Each purchaser in the PIPE SPA received a PIPE Warrant to purchase one share of common stock for every share of PIPE common stock purchased, and the price per unit was $0.4611, consisting of $0.3361 per share of PIPE common stock and $0.125 per share underlying the PIPE Warrants.

Two of the PIPE investors, Alafi Capital Company and affiliates of Sanderling Venture Partners (collectively, the “Lenders”), are also parties to a Note and Warrant Purchase Agreement originally entered into in February 2008. Pursuant to the Note and Warrant Purchase Agreement, the Lenders have guaranteed a portion of our bank debt with Silicon Valley Bank. The Lenders’ obligations under the original agreement in February 2008 related an aggregate of $20 million through March 31, 2010. Since February 2008, we have amended and extended that obligation six times, and in doing so have also reduced the underlying obligation to an aggregate of $10 million in October 2009, and to an aggregate of $3 million in May 2012 in connection with the PIPE SPA. Pursuant to the Note and Warrant Purchase Agreement and the six amendments we have issued warrants to purchase an aggregate of 7,328,745 shares of our common stock, having a weighted average exercise price of $2.26 per share.

In connection with the PIPE SPA, the Lenders agreed to waive our obligation to reserve an aggregate of 15,181,089 shares issuable upon exercise of PIPE Warrants issued to those investors, as well as an aggregate of 7,328,745 shares issuable under the warrants issued in connection with the Note and Warrant Purchase Agreement, in order to permit us to sell the maximum number of shares available to us under our current certificate of incorporation under the PIPE SPA. At the time Proposal No. 1 (or, alternatively, Proposal No. 2) is approved and implemented, we will be able to fully reserve those shares for issuance. In addition, the PIPE Warrants issued to these investors provide that neither such investor may exercise the PIPE Warrants to the extent such investor or any of its affiliates would beneficially own more than 19.99% of our common stock, so that the PIPE SPA was not a change of control for Nasdaq purposes, as described below. We are seeking approval of the issuance of shares in excess of this limitation under Proposal No. 4.

Upon approval and implementation of Proposal No. 1 (or in the alternative, Proposal No. 2), we expect to register an additional 15,181,089 shares issuable upon exercise of PIPE Warrants and an additional 5,174,219 shares issuable in connection with amendments two through six of the Note and Warrant Purchase Agreement.

The transactions described in this subsection and the above subsection are further described in our periodic filings with the SEC, including the Current Report on Form 8-K filed May 8, 2012. We refer you to those filings, and the documents filed therewith, and incorporate them by reference into this Proxy Statement. See “Where You Can Find Additional Information” below.

Authorized Shares

Our current certificate of incorporation authorizes us to issue up to 100 million shares of our common stock. As a result, we do not have sufficient authorized but unissued shares for Delaware corporate law purposes to issue shares (1) upon conversion of the Convertible Debentures, (2) as interest in lieu of cash payments on the Convertible Debentures, or (3) upon exercise of the Convertible Debt Warrants or the warrants issued to Alafi Capital Company and affiliates of Sanderling Venture Partners under the PIPE SPA or the Note and Warrant Purchase Agreement described above. We agreed with the investors in these private placements, as a condition to closing, to seek stockholder approval of an amendment to our certificate of incorporation to increase the authorized shares to 300 million, which is being sought with Proposal No. 1.

We also agreed with the investors to permit us to request stockholder approval of granting our Board of Directors authority to implement a reverse stock split of no greater than one-for-ten shares, which is being sought with Proposal No. 2. Although Proposal No. 2 is not conditioned on the approval of Proposal No. 1, if it is approved our Board of Directors may implement Proposal No. 2 following implementation of Proposal No. 1, or may alternatively elect to implement Proposal No. 2 in lieu of Proposal No. 1. If Proposal No. 2 is passed, and Proposal No. 1 is either not passed, or if the Board of Directors elects to implement it in lieu of Proposal No. 1, Proposal No. 2 would then effectively increase the authorized shares to 300 million shares, in addition to effecting the reverse stock split.

Nasdaq Listing Rules

Private Placement Rule. Under Nasdaq Listing Rule 5635(d), prior stockholder approval is required for the issuance, other than in a public offering, of shares of common stock upon conversion or exercise of securities convertible into common stock at a price less than the greater of book or market value of the common stock if the securities are convertible into 20% or more of a company’s common stock (the “Nasdaq Private Placement Rule”). Although the initial conversion price of $0.3361 under the Convertible Debentures was equal to or greater than the greater of the book or market value of our common stock for Nasdaq purposes at the time we entered into the transactions on May 7, 2012, because we issued Convertible Debt Warrants together with the Convertible Debentures without additional consideration for such Convertible Debt Warrants, we believe the Nasdaq Private Placement Rule requires that we obtain stockholder approval of the common stock issuable in connection with the Convertible Debt SPA.

Moreover, the terms of the Convertible Debentures and the Convertible Debt Warrants contain provisions that would obligate us to effectively redeem such instruments for cash if we are unable to issue shares of common stock on their conversion or exercise, as the case may be, subject to a subordination agreement entered into in connection with the Convertible Debt SPA. Because we have insufficient authorized shares, we are seeking approval of an increase pursuant to Proposal No. 1 to enable us to honor such conversion or exercise. However, under the Nasdaq Private Placement Rule, such a remedy may be considered a defective share cap, and accordingly we are seeking approval of Proposal Nos. 1 and 2 expressly for compliance with the Nasdaq Private Placement Rule, as well as for Delaware corporate law purposes.

In addition, we are also separately expressly seeking approval of issuing in excess of 20% of our currently outstanding common stock. If Proposal No. 3 is approved, the issuance of our common stock upon conversion of the Convertible Debentures and exercise of the Convertible Debt Warrants will exceed 20% of our common stock currently outstanding. Accordingly, we seek your approval of Proposal No. 3 in order to satisfy the requirements of the Nasdaq Private Placement Rule. If Proposal No. 1 or 2 passes, but Proposal No. 3 does not pass, we will then consider either Proposal Nos. 1 or 2 passed for purposes of the Nasdaq Private Placement Rule up to 19.99%.

Change of Control Rule. Under Nasdaq Listing Rule 5635(b), prior stockholder approval is required for issuances of securities that will result in a “change of control” of the issuer (the “Nasdaq Change of Control Rule”). Nasdaq may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position of the issuer. Currently, the warrants held by Alafi Capital Company and the affiliates of Sanderling Venture Partners contain provisions that do not allow such warrants to be exercised to the extent their ownership would be in excess of 19.99%, and accordingly their beneficial ownership cannot exceed that percentage. In order for the warrants held by these stockholders to be fully exercisable for shares of our common stock, stockholder approval is required because, for purposes of the Nasdaq Change of Control Rule, the resulting ownership of our common stock for Alafi Capital Company and affiliates of Sanderling Venture Partners, on an as-converted basis, will represent approximately [—]% and [—]%, respectively, of all outstanding shares of common stock as of the Record Date.

We seek your approval of Proposal No. 4 in order to satisfy the requirements of the Nasdaq Change of Control Rule with respect to the issuance of all of the common stock under warrants held by Alafi Capital Company and affiliates of Sanderling Venture Partners.

Voting Agreements; Effect of the Vote

In connection with the private placement financings described above, each of the purchasers under the PIPE SPA, as well as our directors, executive officers and certain other key employees, and certain other of our existing stockholders (including certain institutional investors that purchased Convertible Debentures and Convertible Debt Warrants pursuant to the Convertible Debt SPA) delivered voting agreements (the “Voting Agreements”), pursuant to which each such stockholder agreed to vote shares beneficially held by the stockholder in favor of Proposal Nos. 1, 2 and 3. Each of the investors entered into a separate Voting Agreement with us. Collectively, holders of approximately [—]% of the outstanding shares of our common stock as of the Record Date have agreed to vote in favor of Proposal Nos. 1, 2 and 3, and accordingly, we expect such measures to pass. The Voting Agreement does not require stockholders party to the agreement to vote in favor of Proposal No. 4.

Upon approval by the stockholders of Proposal Nos. 1 and 2 described in this proxy statement, (1) the Convertible Debentures and the Convertible Debt Warrants will automatically, by their terms without further action, become convertible or exercisable, as the case may be, for up to 19.99% of our outstanding common stock, (2) we will be permitted to issue shares in lieu of cash interest payments under the Convertible Debentures and (3) we will be able to (and obligated to) fully reserve and register for resale all of the shares issuable upon exercise of the PIPE Warrants and the warrants under the Note and Warrant Purchase Agreement issued to Alafi Capital Company and the affiliates of Sanderling Venture Partners. Upon approval by the stockholders of Proposal No. 3 described in this proxy statement, the Convertible Debentures and the Convertible Debt Warrants will automatically, by their terms without further action, become convertible or exercisable, as the case may be, for in excess of 19.99% of our outstanding common stock. Upon approval by the stockholders of Proposal No. 4 described in this proxy statement, Alafi Capital Company and the affiliates of Sanderling Venture Partners would be able to exercise warrants they hold in excess of 19.99% of our outstanding common stock.

Interests of Directors in the Matters Being Voted Upon

Alafi Capital Company and affiliates of Sanderling Venture Partners invested $4 million and $3 million, respectively, in the PIPE transaction described above. It was a condition of their investment in the PIPE transaction that their guarantees under the Silicon Valley Bank extension be reduced by the respective amounts of their investments. Christopher Alafi is a member of our board of directors and is one of the managing directors of Alafi Capital Company, which participated in the PIPE and which received warrants in connection with the Silicon Valley Bank extension. Fred A. Middleton, the chairman of our board of directors, is a managing director of the affiliates of Sanderling Venture Partners that participated in the PIPE and which received warrants in connection with the Silicon Valley Bank extension. Those entities have an interest in Proposal Nos. 1 and 2, which each would have the effect of increasing authorized shares that would permit their exercise of warrants held by those entities up to 19.99%, and in Proposal No. 4, which would permit them to own in excess of 19.99% under the Nasdaq Change of Control Rule.

PROPOSAL NO. 1

APPROVAL OF AMENDMENT TO THE COMPANY’S

CERTIFICATE OF INCORPORATION

TO INCREASE THE AUTHORIZED COMMON STOCK

We are seeking approval to increase the authorized number of shares of our common stock from 100,000,000 to 300,000,000.

The form of the amendment to accomplish the increase in our authorized shares is attached to this Proxy Statement as Appendix A. The discussion herein is qualified in its entirety by the full text of such amendment, which is incorporated herein by reference.

Background and Reasons For the Increase in Authorized Shares

Current Capitalization. We currently have 100 million shares of authorized common stock. As of the Record Date, there were approximately [—] million shares of common stock issued and outstanding. In addition, as of the Record Date, there were [—] million shares of common stock reserved for issuance upon exercise of or conversion of outstanding warrants, and [—] million shares of common stock reserved for issuance upon exercise of outstanding equity awards under our 2002 Equity Incentive Plan. Based on the number of outstanding and reserved shares of common stock described above, we have approximately [—] million shares of common stock remaining available for issuance as of the Record Date. In addition, an aggregate of 15,181,089 shares are issuable to Alafi Capital Company and affiliates of Sanderling Venture Partners upon exercise of PIPE Warrants, and a further aggregate of 7,328,745 shares are issuable under warrants issued in connection with the Note and Warrant Purchase Agreement. Those entities have waived our obligation to reserve such shares pending approval of an increase in our authorized shares.

Reasons for the Increase. Our Board of Directors believes that the increase in authorized shares is critical to our ongoing efforts to raise capital to fund our operations. Even with the recently completed financing transactions, we may still need to raise additional capital and may elect to do so through the issuance of equity or equity-linked securities. Without an increase in the authorized shares, we would be unable to do so except by issuing preferred stock from our authorized but unissued blank check preferred. With the increase, we will have sufficient authorized but unissued shares from which to issue additional shares of common stock, or securities convertible or exercisable into shares of common stock, in equity financing transactions. In addition, we believe may need to seek approval of additional shares of common stock for awards to employees under future equity incentive plans, which will be subject to stockholder approval.

We have also entered into the convertible debt transaction described elsewhere in this Proxy Statement to raise capital for the Company’s ongoing business needs; if we are required to repay those obligations in cash, rather than settling them in our common stock, we would not have the capital necessary to fully implement our business plan. We issued the Convertible Debentures and the Convertible Debt Warrants concurrently with the PIPE SPA and agreed, as a condition to closing, with the investors in those private placements to seek stockholder approval of an amendment to our certificate of incorporation to increase our authorized shares of common stock. If we have not received such approval by August 1, 2012, we may become obligated to pay cash in lieu of issuing any shares that would have otherwise been issuable upon such conversion or exercise as the case may be, on a net issuance basis, subject to a subordination agreement between the investors and Silicon Valley Bank, entered into in connection with the Convertible Debt SPA. If neither Proposal 1 nor Proposal 2 is approved, we may therefore be unable to pay in cash or issue shares, in which case we would be in breach of our obligations under the Convertible Debt SPA and other debt agreements. In addition, we have the ability to issue shares of our common stock in lieu of cash interest payments under certain circumstances, which we plan to do subject to the approval of Proposal No. 1 and at such time as we have registered the shares for resale under a registration rights agreement entered into in connection with the Convertible Debt SPA.

For these reasons, we are seeking stockholder approval to authorize our Board of Directors, in its sole discretion, to amend Article IV of our certificate of incorporation to increase the number of authorized shares of common stock of the Company from 100 million shares to 300 million shares. This approval will also give our Board of Directors flexibility to act in the best interests of the Company and our stockholders in deciding whether or not to do a reverse stock split, assuming our stockholders approve Proposal No. 2.

Consideration of the number of shares sought. In considering the number of authorized shares of common stock the Board is requesting the stockholders approve, it took into account various factors, including (1) the number of shares that need to be reserved for exercise of outstanding warrants and convertible securities, including without limitation the Convertible

Debentures, the Convertible Debt Warrants, and interest shares that may be issued in lieu of cash interest payments under the Convertible Debentures (as described below), as well as the PIPE Warrants, and all warrants issued in connection with the Note and Warrant Purchase Agreement to Alafi Capital and affiliates of Sanderling Venture Partners, (2) the number of shares issuable upon exercise of all stock options and other equity awards outstanding, (3) any shares that the Company may request to be included in equity incentive plans that may be implemented in the future, subject to required stockholder approval, and (4) the number of shares authorized for future issuance under the Company’s employee stock purchase plan.

In addition, under the Convertible Debt SPA, the Company is required to reserve 135% of (i) the maximum number of shares of common stock issuable upon conversion of all the Convertible Debentures (assuming that the Convertible Debentures are convertible at the conversion price under the Convertible Debentures and without regard to any limitations on the conversion of the Convertible Debentures set forth therein with respect to any particular holders thereof), (ii) the maximum number of interest shares issuable pursuant to the terms of the Convertible Debentures from May 10, 2012 through the eighteen month anniversary of May 10, 2012 (determined as if issued on the trading day immediately preceding May 10, 2012 without taking into account any limitations on the issuance of securities set forth in the Convertible Debentures) and (iii) the maximum number of shares of common stock issuable upon exercise of all the Convertible Debt Warrants (without regard to any limitations on the exercise of the Convertible Debt Warrants set forth therein for any particular holder thereof).

General. If approved by our stockholders, the additional authorized shares of common stock would be available for issuance for any proper corporate purpose as determined by our Board of Directors without further approval by the stockholders, except as required by law, the Listing Rules of the Nasdaq Global Market or the rules of any other national securities exchange on which our shares of common stock are listed.

The additional shares of common stock to be authorized will have rights identical to our currently outstanding common stock. The proposed amendment will not affect the par value of the common stock, which will remain at $0.001 per share. Under our certificate of incorporation, our stockholders do not have preemptive rights to subscribe to additional securities that we may issue; in other words, current holders of common stock do not have a prior right to purchase any new issue of our capital stock to maintain their proportionate ownership of common stock. If we issue additional shares of common stock or other securities convertible into common stock in the future, it will dilute the voting rights of existing holders of common stock and will also dilute earnings per share and book value per share.

If this Proposal No. 1 is approved by the stockholders, the Board of Directors will have the authority, in its sole discretion and without further action by stockholders, to increase the authorized shares of common stock at any time within twelve months from the Special Meeting. Assuming that the stockholders approve the amendment to increase the number of authorized shares of common stock, and subsequently, our Board of Directors decides to implement the amendment, the amendment will be effective upon its filing with the Secretary of State of the State of Delaware. Our Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, if Proposal No. 2 is approved, to effectuate the reverse split of the common stock, if our Board of Directors determines, in its sole discretion, that such actions are in the best interests of the Company and its stockholders.

Anti-Takeover Effects

The proposed amendment to our certificate of incorporation to increase the number of our authorized shares of common stock could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders. The amendment to our certificate of incorporation therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed amendment may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting our current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business. The Board of Directors, however, is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

No Dissenters’ or Appraisal Rights

Under the Delaware General Corporation Law, stockholders will not be entitled to appraisal rights with respect to the proposed amendment to our certificate of incorporation to increase the number of our authorized shares of common stock, and we do not intend to independently provide stockholders with any such right.

Vote Required

The affirmative vote of the holders of a majority of the shares of the Company’s common stock issued and outstanding and entitled to vote is required to approve the amendment of our certificate of incorporation to increase the number of authorized shares of common stock from 100 million to 300 million. As described above under “Background and Overview—Voting Agreements; Effect of the Vote,” in connection with the private placement financings described above, holders of approximately [—]% of the outstanding shares of our common stock as of the Record Date have agreed to vote in favor of Proposal No. 1, and accordingly, we expect such measure to pass.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 1.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO THE

COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT

A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK

The Company’s Board of Directors has adopted a resolution approving and recommending to the Company’s stockholders for their approval a proposal to amend our certificate of incorporation to effect a reverse split of our outstanding shares of common stock within a range of one share of common stock for every four shares of common stock to one share of common stock for every ten shares of common stock, with the exact reverse split ratio to be decided and publicly announced by the Board of Directors prior to the effective time of the reverse stock split amendment. If the stockholders approve this Proposal No. 2, the Board of Directors will have the authority to decide, at any time prior to twelve months after the date of the Special Meeting, whether to implement the reverse stock split and the precise ratio of the reverse stock split within a range of one-for-four shares of our common stock to one-for-ten shares of our common stock. If the Board of Directors decides to implement the reverse stock split, the reverse stock split will become effective upon the filing of an amendment to our certificate of incorporation with the Secretary of State of the State of Delaware (“Reverse Split Amendment”).

The Board of Directors reserves the right, even after stockholder approval, to abandon or postpone the filing of the Reverse Split Amendment if the Board of Directors determines that it is not in the best interests of the Company and the stockholders. If the amendment effecting the reverse stock split proposal approved by the stockholders is not implemented by the Board of Directors within twelve months from the Special Meeting, the proposal will be deemed abandoned, without any further effect. In that case, the Board of Directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

The form of the Reverse Split Amendment to accomplish the reverse stock split is attached to this Proxy Statement as Appendix B. The following discussion is qualified in its entirety by the full text of the Reverse Split Amendment, which is incorporated herein by reference.

Background and Reasons For the Reverse Stock Split

The primary objective in proposing the reverse stock split is to raise the per share trading price of our common stock. In addition, if the amendment to increase the number of our authorized shares of common stock pursuant to Proposal No. 1 has not previously been implemented, the reverse split would also have the effect of increasing the number of shares of common stock available for future issuance, as described below. Our Board of Directors believes that the reverse stock split would, among other things, (i) better enable us to maintain the listing of our common stock on the Nasdaq Global Market, and (ii) better enable us to raise funds to finance our operations. As discussed below, our Board of Directors do not intend to implement the reverse stock split unless it is necessary to maintain the Company’s listing on the Nasdaq Global Market, such as to increase the minimum closing bid price for our common stock. However, our Board of Directors believes it is necessary to retain discretion whether to implement, and if implemented, the exact ratio of the reverse split within the range of one-for-four to one-for-ten as the Board of Directors deems it to be in the best interests of the Company.

Our common stock is currently listed on the Nasdaq Global Market. On January 20, 2012, we received written notification from the Listing Qualifications Department of the Nasdaq Stock Market LLC advising us that, for the previous 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 bid price requirement for continued inclusion on the Nasdaq Global Market. In that letter, we were advised that we had a 180-day period (through July 18, 2012) to regain compliance with the minimum bid price requirement. If we are unable to regain compliance during that time, we may be eligible for additional time, subject to certain conditions, including meeting the continued listing requirements for market value of publicly held shares and all other listing standards, other than the minimum bid price requirement. In that case, the Company may be granted an additional 180 calendar day period in which to demonstrate compliance with the minimum bid price rule, and would need to provide written notice of our intention to cure the deficiency during the second compliance period by effecting a reverse split if necessary. If we do not regain compliance with the minimum bid price rule prior to July 18, 2012 and are not eligible for the additional compliance period, then Nasdaq will notify the Company that our common stock will be delisted. At that time, we may appeal Nasdaq’s determination to delist our common stock.

Following any such delisting, our common stock may be traded over-the-counter on the bulletin board, or OTC, or in the “pink sheets.” These alternative markets, however, are generally considered to be less efficient than, and not as broad as, the Nasdaq Global Market or the Nasdaq Capital Market. Many OTC stocks trade less frequently and in smaller volumes than securities traded on the Nasdaq markets, which could have a material adverse effect on the liquidity of our common stock.

The closing sale price of our common stock on May 24, 2012 was $0.30 per share. Our Board of Directors has considered the potential harm to the Company of a delisting from the Nasdaq Global Market and believes that a reverse stock split would help us regain compliance with Nasdaq’s minimum bid price listing standard.

The reverse stock split would reduce the number of shares of common stock outstanding without reducing the total number of authorized shares of common stock (assuming approval and implementation of Proposal No. 1). As a result, we would have a larger number of authorized but unissued shares from which to issue additional shares of common stock, or securities convertible or exercisable into shares of common stock, in equity financing transactions.

We currently have no immediate intended uses for the additional shares that would be available for issuance following the reverse stock split, except as described in Proposal No. 1 under “Background and Reasons for the Increase in Authorized Shares.”

The purpose of seeking stockholder approval of a range of exchange ratios from one-for-four to one-for-ten (rather than a fixed exchange ratio) is to provide us with the flexibility to achieve the desired results of the reverse stock split. If our stockholders approve this proposal, our Board of Directors or a committee thereof would effect a reverse stock split only upon the Board of Directors or committee’s determination that a reverse stock split would be in the best interests of the Company at that time. If our Board of Directors were to effect a reverse stock split, the Board of Directors would set the timing for such a split and select the specific ratio within the range of one-for-four to one-for-ten. No further action on the part of stockholders would be required to either implement or abandon the reverse stock split. If our stockholders approve the proposal, and the Board of Directors or a committee of the Board of Directors determines to effect the reverse stock split, we would communicate to the public, prior to the Effective Date, additional details regarding the reverse stock split, including the specific ratio selected by the Board or committee. If our Board of Directors or a committee thereof does not implement the reverse stock split within twelve months from the Special Meeting, the authority granted in this proposal to implement the reverse stock split will terminate. Our Board of Directors reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company.

Determination of Reverse Stock Split Ratio

The Board of Directors believes that stockholder approval of an amendment that would allow the Board of Directors to determine the exact reverse stock split ratio within a specified range of one-for-four to one-for-ten (rather than stockholder approval of a fixed reverse stock split ratio) provides the flexibility to achieve the desired results of the reverse stock split.

In determining the range of reverse stock split ratios to be submitted for stockholder approval, the Board of Directors considered numerous factors, including:

•	the potential devaluation of the Company’s market capitalization as a result of a reverse stock split;

•

the projected impact of the reverse stock split ratio on the trading liquidity in our common stock and the Company’s ability to continue our common stock’s listing on the Nasdaq Global Market, as well as the impact on the conversion ratios for the convertible debentures and the warrants issued in connection with the convertible debentures;

•	the historical and projected performance of our common stock and volume level before and after the reverse stock split;

•	prevailing market conditions;

•	general economic and other related conditions prevailing in the Company’s industry and in the marketplace generally;

•	the Company’s capitalization (including the number of shares of our common stock issued and outstanding);

•	the prevailing trading prices for our common stock and its trading volume;

•	discussions with and information provided by Oppenheimer, the Company’s exclusive lead placement agent for the private placements described herein; and

•	information received in the offering process, including feedback from investors and potential investors on the ranges of acceptable reverse stock splits.

The Board of Directors will consider the conditions, information and circumstances existing at the time when it determines whether to implement a reverse stock split and, if it decides to implement a reverse stock split, the precise reverse stock split ratio.

Principal Effects of Reverse Stock Split

A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all of the outstanding shares of our common stock into a proportionately smaller number of shares of common stock. For example, if the reverse stock split is approved by stockholders and the Board of Directors elects a one-for-four reverse stock split, a stockholder holding 10,000 shares of common stock before the reverse stock split would hold 2,500 shares of common stock immediately after the reverse stock split. Each stockholder’s proportionate ownership of our outstanding shares of common stock would remain the same, except that stockholders who would otherwise receive fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares.

Effect on Authorized, Issued and Outstanding, and Reserved Shares of Common Stock. Currently, we are authorized to issue up to a total of 100,000,000 shares of common stock of which 78,044,356 shares were issued and outstanding as of May 11, 2012 (“Selected Example Date”). Under Proposal No. 1, we are seeking authority to increase our authorized shares of common stock to 300,000,000. The Reverse Split Amendment would not alter the number of shares of authorized common stock contemplated by Proposal No. 1, if approved; accordingly, in such event, if the Board of Directors elects to implement Proposal No. 2 prior to and in lieu of Proposal No. 1, the Reverse Split Amendment would have the effect of increasing our authorized shares of common stock. Alternatively, if Proposal No. 2 is passed, and Proposal No. 1 is not passed, Proposal No. 2 would also then effectively increase the authorized shares to 300,000,000, in addition to effecting the reverse stock split.

The proposed reverse stock split will not alter the relative rights and preferences of existing stockholders, subject to the payment of cash in lieu of fractional shares, or the number of shares of common stock authorized for issuance. All issued and outstanding shares of common stock will remain fully paid and non-assessable after the reverse stock split. The number of stockholders of record would not be affected by the reverse stock split, except to the extent that any stockholder would hold only a fractional share interest and receives cash for that interest after the reverse stock split. The reverse stock split will increase the number of authorized but unissued shares of common stock available for future issuance in proportion to the number of issued and outstanding shares. The Company has no current plans to issue any of these authorized but unissued shares that are not otherwise reserved for issuance as described below.

The following table sets forth the number of shares of common stock that would be authorized; the number of issued and outstanding shares of common stock and as a percentage of the authorized common stock; the number of shares of common stock unissued and reserved for issuance pursuant to the Company’s stock option, employee stock purchase and equity compensation plans, outstanding warrants (including the Convertible Debt Warrants and the PIPE Warrants) and outstanding Convertible Debentures; and the number of unissued and unreserved shares of common stock following the effective date of a reverse stock split of our common stock (subject to rounding and before adjustment for any fractional shares) and reduction in the number of authorized shares of common stock pursuant to Proposal No. 2, using for purposes of this table the applicable number of shares in the applicable category as of the Selected Example Date. The actual reverse stock split ratio approved by the Board of Directors, if any, may be any ratio within the range of one-for-four to one-for-ten shares of common stock.

	Common Stock Authorized	Common Stock Issued and Outstanding (number of Shares and Percentage of Authorized)		Common Stock Unissued and Reserved(1)	Common Stock Unissued and Unreserved
Current	100,000,000	78,044,356	78.0%	13,957,593	7,998,051
Assuming 1 for 4 reverse stock split	300,000,000	19,511,089	6.5%	28,373,573	252,115,338
Assuming 1 for 6 reverse stock split	300,000,000	13,007,393	4.3%	18,915,715	268,076,892
Assuming 1 for 8 reverse stock split	300,000,000	9,755,545	3.3%	14,186,786	276,057,669
Assuming 1 for 10 reverse stock split	300,000,000	7,804,436	2.6%	11,349,429	280,846,135

(1)	For current capitalization, does not assume an increase in authorized shares, and therefore does not include any reservation of shares as required under the Convertible Debt SPA, and or reservation of shares issuable upon exercise of warrants held by Alafi Capital Company and affiliates of Sanderling Venture Partners. For all reverse split calculations, includes reservation of shares required under the Convertible Debt SPA, and full reservation of shares issuable upon exercise of warrants held by Alafi Capital Company and affiliates of Sanderling Venture Partners.

Effect on Authorized Preferred Stock. Currently the Company is authorized to issue up to a total of ten million (10,000,000) shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding. The proposed amendment to our certificate of incorporation will not impact the total authorized number of shares of preferred stock or the par value of the preferred stock.

Effect on Voting Rights. Proportionate voting rights and other rights of the holders of common stock would not be affected by the reverse stock split, other than as a result of the payment of cash in lieu of fractional shares as described below. For example, a holder of 1% of the voting power of the outstanding shares of common stock immediately prior to the effective time of the reverse stock split would continue to hold 1% of the voting power of the outstanding shares of common stock after the reverse stock split, subject to the payment of cash in lieu of fractional shares.

Effect on Par Value Shares and Accounting Matters. The reverse stock split will not affect the par value per share of our common stock, which will remain at $0.001 per share. As a result, as of the effective time of the reverse stock split, the stated capital attributable to our common stock on the Company’s balance sheet (which consists of the par value per share of our common stock multiplied by the aggregate number of the issued shares of common stock) will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account (which consists of the difference between the Company’s stated capital and the aggregate amount paid to us upon the issuance of all currently issued shares of common stock) will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our common stock will be increased as a result of the reverse stock split because there will be fewer shares of common stock outstanding.

Effect on Outstanding Options, Stock Option and Equity Incentive Plans, Warrants and Convertible Debentures. The reverse stock split, if and when implemented, will affect outstanding options to purchase common stock. The Company’s stock option and equity incentive plans include provisions for appropriate adjustments to the number of shares of common stock covered by the plans and by stock options and other grants of stock-based awards under the plans, as well as the per share exercise prices. If the Company’s stockholders approve the reverse stock split, an outstanding stock option to purchase one share of common stock would thereafter evidence the right to purchase a fraction of a share of common stock consistent with the reverse stock split ratio designated by the Board of Directors (rounding any fractional shares up to the nearest whole share), and the exercise price per share would be a corresponding multiple of the previous exercise price (rounded down to the nearest cent). For example, if the Company effects a one-for-four reverse stock split, a pre-split option for 10,000 shares of common stock with an exercise price of $1.00 per share would be converted post-split into an option to purchase 2,500 shares of common stock with an exercise price of $4.00 per share. Further, the number of shares of common stock authorized and reserved for issuance under the plans will be reduced in proportion to the exchange ratio of the reverse stock split.

The Company has outstanding warrants to purchase shares of common stock and debentures convertible into common stock. Under the terms of the outstanding warrants and convertible debentures, the reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of the warrant and upon conversion of the convertible debentures in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of the outstanding warrants and the conversion price of the outstanding convertible debentures.

In addition, the Convertible Debentures and Convertible Debt Warrants provide that if at any time and from time to time on or after May 10, 2012 we effect any stock split, stock dividend, stock combination recapitalization or other similar transaction involving our common stock, then the conversion price or exercise price of those instruments might be subject to downward adjustment based on trading prices before and after the event. No adjustment will be made if such event is undertaken primarily for the purpose to avoid delisting or suspension by our principal market as result of falling below the minimum listing maintenance requirements of such market, as reasonably determined by the Company. If we implement the Reverse Split Amendment, we believe it will be after our Board of Directors has made such a reasonable determination, and no adjustment will occur as a result.

As of the Selected Example Date, the Company had reserved or authorized for issuance approximately 14.0 million shares of common stock pursuant to the Company’s stock option, equity compensation and employee stock purchase plans, outstanding warrants, and outstanding convertible debentures. The following table sets forth the effect on the number of these shares following the effective date of a reverse stock split of our common stock (subject to rounding and before adjustment for any fractional shares), using for purposes of this table the applicable number of shares as of the Selected Example Date. The actual reverse stock split ratio, if any, approved by the Board of Directors may be any number within the range of one-for-four to one-for-ten shares of common stock.

	Reserved for Outstanding Stock Options and Restricted Stock Units	Authorized for Future Issuance under Employee Stock Purchase Plan	Reserved for Exercise of Warrants	Reserved for Conversion of Convertible Debentures	Reserved for interest shares under the Convertible Debentures	Total Authorized or Reserved
Current(1)	5,546,899	994	8,409,700	—	—	13,957,593
Assuming 1 for 4 reverse stock split(2)	1,386,725	248	17,455,062	8,510,302	1,021,236	28,373,573
Assuming 1 for 6 reverse stock split(2)	924,483	165	11,636,708	5,673,535	680,824	18,915,715
Assuming 1 for 8 reverse stock split(2)	693,362	124	8,727,531	4,255,151	510,618	14,186,786
Assuming 1 for 10 reverse stock split(2)	554,690	99	6,982,025	3,404,121	408,494	11,349,429

(1)	For current capitalization, does not assume an increase in authorized shares, and therefore does not include any reservation of shares as required under the Convertible Debt SPA, and or reservation of shares issuable upon exercise of warrants held by Alafi Capital Company and affiliates of Sanderling Venture Partners.
(2)	For all reverse split calculations, includes reservation of shares required under the Convertible Debt SPA, and full reservation of shares issuable upon exercise of warrants held by Alafi Capital Company and affiliates of Sanderling Venture Partners.

Effect on the Company’s Registration and Reporting Under the Securities Exchange Act of 1934 and Nasdaq Listing. The common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of our common stock or the Company’s reporting obligations under the Exchange Act. If the proposed reverse stock split is implemented, our common stock will continue to be reported on the Nasdaq Global Market under the symbol “STXS” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred). The Company will obtain a new CUSIP number for our common stock effective at the time of the reverse stock split.

Implementation of Reverse Stock Split

Effective Time. If Proposal No. 2 is approved at the Special Meeting and the Board of Directors elects, in its sole discretion, at any time prior to twelve months after the date of the Special Meeting to implement the reverse stock split, the reverse stock split will become effective upon filing of the Reverse Split Amendment with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, as of the effective time of the reverse stock split, not less than four and not more than ten shares, as applicable, of common stock issued and outstanding immediately prior to that effective time will be, automatically and without any action on the part of the stockholders, reclassified as, and combined and changed into, one share of common stock in accordance with the ratio of the reverse stock split determined by the Board of Directors within the limits set forth in this Proposal No. 2. Any such determination will be made and publicly disclosed by the Board of Directors prior to the effective time of the reverse stock split.

Cash Payment in Lieu of Fractional Shares. No fractional shares of common stock will be issued as a result of the reverse stock split. In lieu of any fractional share interest, each holder of common stock who, as a result of the reverse stock split would otherwise receive a fractional share of common stock, will be entitled to receive an amount in cash equal to the product obtained by multiplying (i) the average of the closing prices of our common stock on the Nasdaq Global Market for the five trading days immediately preceding the date the reverse stock is effective by (ii) the number of shares of common stock held by a stockholder that would otherwise have been exchanged for a fractional share interest. This amount would be issued to the holder in the form of a check.

Holders of fewer than the number of shares of common stock selected by the Board of Directors to be combined into one share in the reverse stock split would no longer be stockholders as a result of the payment of fractional shares in lieu of any fractional share interest in connection with the reverse stock split; however, the elimination of stockholders is not a purpose of the reverse stock split. The exact number of stockholders that would be eliminated as a result of the payment of fractional shares in lieu of the issuance of any fractional share interests will depend on the reverse stock split ratio and the number of stockholders that hold a number of shares less than the reverse stock split ratio.

No transaction costs will be assessed to stockholders for the cash payment in lieu of fractional shares. Stockholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for fractional shares. Stockholders should be aware that under the abandoned property or escheat laws of the applicable jurisdictions, cash payments not timely claimed after the effective date of the reverse stock split may be required to be paid to designated agents for the relevant jurisdictions.

Exchange of Stock Certificates. If the reverse stock split is effected, stockholders holding certificated shares will be required to exchange their stock certificates for new uncertificated book entry shares (“New Book-Entry Shares”) representing the whole number of shares of common stock resulting from the reverse stock split. Stockholders of record on the effective date will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by the Company’s transfer agent. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the effective date, the transfer agent will send a letter of transmittal to each stockholder advising the holder of the procedure for surrendering certificates representing the number of shares of common stock prior to the reverse stock split (“Old Stock Certificates”) in exchange for New Book-Entry Shares representing the number of shares of common stock resulting from the reverse stock split. As soon as practicable after the surrender to the transfer agent of any Old Stock Certificate, together with a duly executed letter of transmittal and any other documents the transfer agent may specify, the transfer agent will provide the person in whose name such Old Stock Certificate had been issued an account confirmation statement reflecting the New Book-Entry Shares registered in the name of such person. Stockholders should not submit any certificates until requested to do so. Shares of common stock held in brokerage accounts will be exchanged by your broker.

Until surrendered for exchange as contemplated herein, each Old Stock Certificate will be deemed at and after the effective time of the reverse stock split to represent the number of whole shares of common stock resulting from the reverse stock split, and any dividends or other distributions that may be declared after the effective date of the reverse stock split with respect to the number of whole post-reverse split shares of common stock represented by that certificate will be withheld by the Company until that certificate has been properly presented for exchange, at which time all such withheld dividends that have not yet been paid to a public official pursuant to relevant abandoned property or escheat laws will be paid to the holder thereof or the holder’s designee, without interest.

Any stockholder whose Old Stock Certificate has been lost, destroyed or stolen will be entitled to New Book-Entry Shares only after complying with the requirements that the Company and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Stock Certificate, except that if any New Book-Entry Shares are to be issued in a name other than that in which the Old Stock Certificates are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to the Company any applicable transfer taxes or establish to the Company’s satisfaction that these taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Stockholders who hold uncertificated book entry shares prior to the reverse stock split, either as record or beneficial owners, will have their holdings electronically adjusted by our transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the reverse stock split. No additional action on the Company’s part or on the part of any stockholder will be required in order to effect the reverse stock split for uncertificated book-entry shares existing prior to the reverse stock split.

Each share of common stock issued in connection with the reverse stock split will continue to be subject to any restricted transfer or other legends applicable to the shares prior to the reverse stock split.

Upon the reverse stock split becoming effective, the Company intends to treat shares of common stock held by stockholders in “street name,” that is, through a bank, broker or other nominee, in the same manner as stockholders whose shares of common stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If a stockholder holds shares of common stock with a bank, broker or other nominee and has any questions in this regard, the stockholder is encouraged to contact the stockholder’s bank, broker or other nominee.

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Risks and Potential Disadvantages Associated with the Reverse Stock Split

The primary purpose of the proposed reverse stock split of our common stock is to combine the issued and outstanding shares of common stock into a smaller number of shares so that the shares of common stock will trade at a higher price per share than recent trading prices in order to maintain the listing of our common stock on the Nasdaq Global Market. Although the Company expects that the reverse stock split will result in an increase in the market price of our common stock, the reverse stock split may not increase the market price of our common stock in proportion to the reduction in the number of issued shares of common stock or result in the permanent increase in the market price, which is dependent upon many factors, including the Company’s performance, prospects and other factors detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission (“SEC”). If the reverse stock split is accomplished and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of a reverse stock split.

Under applicable Nasdaq rules, in order to regain compliance with the $1.00 minimum closing bid price requirement and maintain the listing of our common stock on The Nasdaq Global Market, the $1.00 bid price must be maintained for a minimum of ten (10) consecutive business days. However, under Nasdaq rules, Nasdaq may, in its discretion, require us to maintain a closing bid price of at least $1.00 per share for a period in excess of ten (10) consecutive business days before determining that the Company has demonstrated an ability to maintain long-term compliance with the minimum closing bid price requirement. Accordingly, the Company cannot assure you that it will be able to maintain the Nasdaq listing for our common stock after the reverse stock split is effected or that the market price per share of common stock after the reverse stock split will exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The Company also cannot assure you that our common stock will not be delisted due to a failure to meet other continued listing requirements even if after the reverse stock split the market price per share of common stock remains in excess of $1.00.

Even though the Board of Directors believes that the potential advantages of a reverse stock split outweigh any disadvantages that might result, the following are some of the possible disadvantages of a reverse stock split:

•

The reduced number of outstanding shares of common stock resulting from a reverse stock split could adversely affect the liquidity of our common stock. Although the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

•

A reverse stock split could result in a significant devaluation of the Company’s market capitalization and the trading price of our common stock, on an actual or an as-adjusted basis, based on the experience of other companies that have accomplished reverse stock splits.

•

A reverse stock split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of fewer than 100 shares of common stock. These odd lots may be more difficult to sell than shares of common stock in even multiples of 100. Additionally, any reduction in brokerage commissions resulting from the reverse stock split, as discussed above, may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the reverse stock split.

•

There can be no assurance that the market price per share of common stock after the reverse stock split will increase in proportion to the reduction in the number of shares of common stock outstanding before the reverse stock split.

•

The total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

•

The increase in the ratio of authorized but unissued shares of common stock to issued shares of common stock resulting from the reverse stock split may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or Bylaws.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of the reverse stock split, and does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences of the reverse stock split. The summary assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as “capital assets” as defined in the Internal Revenue Code of 1986, as amended, referred to as the Code, which generally means property held for investment. It does not address stockholders subject to special rules, such as non-U.S. stockholders, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect the mark-to-market method of accounting, mutual funds, S corporations, partnerships or other pass-through entities, U.S. persons with a functional currency other than the U.S. dollar, stockholders who hold the pre-reverse stock split shares as part of a straddle, hedge, integration, constructive sale or conversion transaction, stockholders who hold the pre-reverse stock split shares as qualified small business stock within the meaning of Section 1202 of the Code, stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon the provisions of the U.S. federal income tax law as of the date hereof, which is subject to change, possibly with retroactive effect. It does not address tax considerations under state, local, non-U.S, and non-income tax laws. Furthermore, the Company has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. Assuming the reverse stock split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor, excluding any portion of the holder’s basis allocated to fractional shares, and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

A holder of the pre-reverse stock split shares who receives cash in lieu of a fractional share interest in the post-reverse stock split shares generally will be treated as if the fractional share were issued and then immediately redeemed for cash. Such holder will recognize gain or loss equal to the difference between the cash received and the portion of the tax basis of the pre-reverse stock split shares allocated to the fractional share interest. This gain or loss will be a capital gain or loss, and will be long term capital gain or loss if the pre-reverse stock split shares were held for more than one year, and short term capital gain or loss if the shares were held for one year or less, as of the effective date.

Information reporting and backup withholding at a current rate of 28% may apply to any cash payments to a non-corporate stockholder in lieu of a fractional share interest in the post-reverse stock split shares, unless a correct taxpayer identification number is furnished and such stockholder certifies that it is not subject to backup withholding on the substitute form W-9 or successor form included in the letter of transmittal or is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such stockholder’s U.S. federal income tax liability if the required information is furnished to the Internal Revenue Service.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT DEPEND UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER. ACCORDINGLY, EACH STOCKHOLDER IS ADVISED TO CONSULT THE STOCKHOLDER’S TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO THE STOCKHOLDER OF A REVERSE STOCK SPLIT.

No Dissenters’ or Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we do not intend to independently provide stockholders with any such right.

Vote Required

The affirmative vote of a majority of the shares of our common stock issued and outstanding on the Record Date is required to approve the amendment to our certificate of incorporation to accomplish the reverse stock split of our common stock. Abstentions and “broker non-votes” will not be counted as having been voted on the proposals, and therefore will have the same effect as negative votes. As described above under “Background and Overview—Voting Agreements; Effect of the Vote,” in connection with the private placement financings described above, holders of approximately [—]% of the outstanding shares of our common stock as of the Record Date have agreed to vote in favor of Proposal No. 2, and accordingly, we expect such measure to pass.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL NO. 3

APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UPON CONVERSION OR EXERCISE OF CONVERTIBLE DEBENTURES AND WARRANTS CONVERTIBLE AND EXERCISABLE INTO MORE THAN 20% OF OUR COMMON STOCK OUTSTANDING, ISSUED AT A DISCOUNT TO THE GREATER OF BOOK OR MARKET VALUE OF OUR COMMON STOCK

The implementation of Proposal No. 3 is conditioned on approval of Proposal No. 1. Stockholders who wish to approve Proposal No. 3 should also vote to approve Proposal No. 1.

Our common stock is listed on the Nasdaq Global Market, and therefore we are subject to the Nasdaq Listing Rules. Under the Nasdaq Private Placement Rule, prior stockholder approval is required for the issuance, other than in a public offering, of shares of our common stock upon exercise or conversion of securities convertible or exercisable into common stock at a price less than the greater of book or market value of the common stock if the securities are convertible into 20% or more of a company’s common stock. Although the initial conversion price of $0.3361 was equal to or greater than the greater of the book or market value of our common stock for Nasdaq purposes at the time we entered into the transactions on May 7, 2012, because we issued Convertible Debt Warrants together with Convertible Debentures without additional consideration for such Convertible Debt Warrants, we believe the Nasdaq Private Placement Rule requires that we obtain stockholder approval of the common stock issuable in connection with the Convertible Debt SPA. In addition, the Convertible Debentures and Convertible Debt Warrants contain certain anti-dilution adjustments and other adjustments to the conversion or exercise price in the event of reverse stock splits or combinations that might occur (other than any reverse split or other combination implemented to avoid delisting on our principal market) that could result in the conversion price being reduced in the future to an amount that is less than the greater of the book or market value of our common stock immediately before the date we entered into the Convertible Debt SPA, which provisions would also require approval under the Nasdaq Private Placement Rule.

As indicated above, we entered into the convertible debt transaction to raise capital for our ongoing business needs; if we are required to repay those obligations in cash, rather than settling them in our common stock, we would not have the capital necessary to fully implement our business plan. We issued the Convertible Debentures and the Convertible Debt Warrants concurrently with the PIPE SPA and agreed, as a condition to closing, with the investors in those private placements to seek stockholder approval of being able to convert all of the Convertible Debentures and honor the exercise of all Convertible Debt Warrants, even in excess of 20% of our pre-transaction capitalization, for purposes of the Nasdaq Private Placement Rule. The Board believes it is in the best interests of the Company to have the flexibility to settle these obligations with our common stock rather than repaying or settling them in cash. In addition, if our Silicon Valley Bank indebtedness is still outstanding at the time of any such settlement, we may be unable to repay these obligations in cash because of certain subordination provisions, which would put us in breach of our obligations under the Convertible Debentures and Convertible Warrants and other indebtedness.

Accordingly, we seek your approval of Proposal No. 3 in order to satisfy the requirements of the Nasdaq Private Placement Rule.

The approval of the issuance of shares of our common stock upon exercise or conversion of securities convertible into more than 20% of our common stock currently outstanding at a price that may be less than the greater of book or market value of our common stock requires the affirmative vote of a majority of the total votes cast on the proposal at the special meeting, either in person or by proxy. Abstentions and broker “non-votes” will have no effect with respect to the issuance of shares of our common stock upon exercise or conversion of securities convertible into more than 20% of our common stock currently outstanding at a price less than the greater of book or market value of our common stock. As described above under “Background and Overview—Voting Agreements; Effect of the Vote,” in connection with the private placement financings described above, holders of approximately [—]% of the outstanding shares of our common stock as of the Record Date have agreed to vote in favor of Proposal No. 3, and accordingly, we expect such measure to pass.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL NO. 4

APPROVAL OF THE ISSUANCE OF WARRANTS EXERCISABLE INTO MORE THAN 20% OF OUR COMMON STOCK OUTSTANDING, WHICH WOULD RESULT IN A “CHANGE OF CONTROL” OF THE COMPANY UNDER APPLICABLE NASDAQ LISTING RULES

As noted above, our common stock is listed on the Nasdaq Global Market, and therefore we are subject to the Nasdaq Listing Rules. Under the Nasdaq Change of Control Rule, prior stockholder approval is required for issuances of securities that will result in a “change of control” of the issuer. Nasdaq may deem a change of control to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position of the issuer. In order for the warrants held by Alafi Capital Company and affiliates of Sanderling Venture Partners to fully exercisable for shares of our common stock, stockholder approval is required because, for purposes of the Nasdaq Change of Control Rule, the resulting ownership of our common stock for Alafi Capital Company and affiliates of Sanderling Venture Partners, on an as-converted basis, will represent approximately [—]% and [—]%, respectively, of all outstanding shares of common stock as of the Record Date.

The Board of Directors believes it is in the best interest of the Company to allow these investors to fully exercise all of their warrants to purchase shares of our common stock, inasmuch as the exercise of such warrants for cash will result in proceeds to the Company.

The approval of the change of control under Nasdaq Listing Rules resulting from the PIPE transaction and the Silicon Valley Bank extension and the transactions contemplated thereby, including the issuance of our common stock upon exercise of the full amount of shares underlying the warrants issued in connection therewith, requires the affirmative vote of a majority of the total votes cast on the proposal at the special meeting, either in person or by proxy. Abstentions and broker “non-votes” will have no effect with respect to the approval of the change of control under Nasdaq Listing Rules resulting from the PIPE transaction and the Silicon Valley Bank extension.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 4.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The close of business on [—], 2012 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. On [—], 2012, there were [—] shares of our common stock outstanding and entitled to vote. The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of May 11, 2012 by:

•	each person known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our directors or nominees;

•	each of our executive officers; and

•	all of our directors, nominees and executive officers as a group.

There were 78,044,356 shares of common stock outstanding as of May 11, 2012. Unless otherwise indicated, the table below includes the number of shares underlying options and warrants that are currently exercisable or exercisable within 60 days of May 11, 2012. Shares of common stock subject to options and warrants that are currently exercisable or exercisable within 60 days of May 11, 2012 are considered outstanding and beneficially owned by the person holding the options or warrants for the purposes of computing beneficial ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Stereotaxis, Inc., 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108.

Name and address of Beneficial Owner of Common Stock	Number of shares of Common Stock beneficially owned	Percentage of shares of Common Stock beneficially owned
Five percent shareholders
Alafi Capital Company LLC (1) 9 Commodore Drive, Suite 405 Emeryville, CA 94608	27,044,805	29.26%
Entities affiliated with Sanderling Ventures (2) 400 S. El Camino Real, Suite 1200 San Mateo, CA 94402	24,022,653	26.39%
Franklin Resources, Inc. (3) One Franklin Parkway San Mateo, CA 94403	16,379,462	19.37%
Prescott Group Capital Management, L.L.C. (4) 1924 South Utica, Suite 1120 Tulsa, OK 74104	10,759,026	12.81%
Directors and Named Executive Officers
Fred A. Middleton (5)	24,567,908	26.92%
Christopher Alafi (6)	27,523,556	29.75%
David W. Benfer (7)	133,200	*
Joseph D. Keegan (8)	43,200	*
William M. Kelley (9)	178,127	*
Robert J. Messey (10)	158,300	*
William C. Mills III (11)	169,800	*
Eric N. Prystowsky (12)	90,700	*
Michael P. Kaminski (13)	887,216	1.13%
Samuel W. Duggan II	150,000	*
Daniel J. Johnston (14)	132,723	*
Douglas M. Bruce (15)	250,246	*
Frank J. Cheng (16)	203,175	*
Karen W. Duros (17)	132,950	*
All directors and executive officers as a group (14 persons)	54,621,110	50.86%

*	Indicates ownership of less than 1%

(1)	Includes 12,666,281 shares held by and 14,378,524 shares issuable under warrants held by Alafi Capital Company LLC (“Alafi Capital”). Christopher Alafi, one of our directors, and Moshe Alafi are the managing partners of Alafi Capital and have full voting and investment power with respect to the shares owned by Alafi Capital. All information regarding ownership of Alafi Capital and its affiliates is based solely on a Schedule 13D filed by Alafi Capital on March 18, 2009, and Form 4s filed by Dr. Alafi on August 19, 2010, November 12, 2010, September 9, 2011, September 12, 2011, April 3, 2012, May 3, 2012, and May 14, 2012.

(2)	Includes: (a) 797 shares held by the Middleton McNeil Retirement Trust; (b) 828 shares held by Sanderling Ventures Management V; (c) 30,609 shares held by and 106,857 shares issuable under warrants held by Sanderling VI Beteiligungs GmbH & Co. KG; (d) 36,470 shares held by and 127,320 shares issuable under warrants held by Sanderling VI Limited Partnership; (e) 281,178 shares held by and 993,988 shares issuable under warrants held by Sanderling Ventures Management VI; (f) 532,758 shares held by Sanderling IV Biomedical Co-Investment Fund, L.P.; (g) 224,515 shares held by Sanderling Venture Partners IV Co-Investment Fund, L.P.; (h) 677,906 shares held by Sanderling Venture Partners V Co-Investment Fund, L.P.; (i) 110,971 shares held by Sanderling V Beteiligungs GmbH & Co. KG; (j) 119,566 shares held by Sanderling V Limited Partnership; (k) 397,164 shares held by Sanderling V Biomedical Co-Investment Fund, L.P.; (l) 781,351 shares held by Sanderling Venture Partners II, L.P.; (m) 15,000 shares held by Sanderling Management 401(k) Plan; and (n) 7,822,726 shares held by and 11,762,649 shares issuable under warrants held by Sanderling Venture Partners VI Co-Investment Fund, L.P.

The Middleton McNeil Retirement Trust has voting and dispositive authority over the shares owned by such trust. The trust’s trustees are Fred A. Middleton and Robert G. McNeil, who manage the trust for the benefit of Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing trust, except to the extent of their proportionate pecuniary interests therein.

Middleton-McNeil Associates, L.P. is the general partner of Sanderling Venture Partners II, L.P. and has voting and dispositive authority over the shares owned by Sanderling Venture Partners II, L.P. Middleton-McNeil Associates, L.P. is managed by its general partners, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton-McNeil Associates IV, LLC is the general partner of Sanderling IV Biomedical Co-Investment Fund, L.P. and has voting and dispositive authority over the shares owned by Sanderling IV Biomedical Co-Investment Fund, L.P. Middleton-McNeil Associates IV, LLC is managed by its members, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton-McNeil Associates IV, L.P. is the general partner of Sanderling Venture Partners IV Co-Investment Fund, L.P. and has voting and dispositive power over the shares owned by Sanderling Venture Partners IV Co-Investment Fund, L.P. Middleton-McNeil Associates IV, L.P. is managed by its general partners, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton, McNeil & Mills Associates V, LLC is the Investment General Partner of Sanderling V Limited Partnership and Sanderling V Beteiligungs GmbH & Co. KG and the General Partner of Sanderling V Biomedical Co-Investment Fund, L.P. and Sanderling Venture Partners V Co-Investment Fund, L.P. and has voting and dispositive authority over the shares owned by such entities. Middleton, McNeil & Mills Associates V, LLC is managed by its managing directors, Fred A. Middleton and Robert G. McNeil, Timothy C. Mills and Timothy J. Wollaeger. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Sanderling Ventures Management V is managed by Fred A. Middleton and Robert G. McNeil, Timothy C. Mills and Timothy J. Wollaeger, the individuals who have invested under the d/b/a Sanderling Ventures Management V, which individuals have voting and dispositive power over the shares owned by Sanderling Ventures Management V. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein. Sanderling Ventures Management VI is managed by Fred A. Middleton, Robert G. McNeil, Timothy C. Mills and Timothy J. Wollaeger, the individuals who have invested under the d/b/a Sanderling Ventures Management VI, which individuals have voting and dispositive power over the shares owned by Sanderling Ventures Management VI. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton, McNeil, Mills & Associates, VI, LLC is the Investment General Partner of Sanderling Venture Partners VI Co-Investment Fund, L.P., Sanderling VI Beteiligungs GmbH & Co. KG and Sanderling VI Limited Partnership and has voting and dispositive power over the shares owned by such entity. Sanderling Venture Partners VI Co-Investment Fund, L.P. is managed by its managing directors, Fred A. Middleton, Robert G. McNeil, Timothy C. Mills and Timothy J. Wollaeger. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

All information regarding ownership of Sanderling Ventures and its affiliates is based solely on a Schedule 13D filed by Sanderling Ventures on March 18, 2009, and Form 4s filed by Mr. Middleton on August 19, 2010, November 12, 2010, April 3, 2012, May 3, 2012, and May 14, 2012.

(3)	All information regarding ownership of Franklin Resources, Inc. is based on Franklin Resources, Inc.’s participation in a PIPE transaction with Stereotaxis, Inc. on May 7, 2012 and on a Schedule 13G filed on February 10, 2012 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisers, Inc. The shares are owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc., including Franklin Advisers, Inc. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. and are the principal shareholders of Franklin Resources, Inc. Franklin Advisers, Inc. has sole voting and sole dispositive power over 9,873,281 shares and the 6,506,181 shares issuable under warrants.
(4)	All Information regarding ownership of Prescott Group Capital Management, L.L.C. (“Prescott Capital”) is based on Prescott Capital’s participation in a convertible debenture transaction with Stereotaxis, Inc. on May 7, 2012 and a Schedule 13G filed on February 7, 2012 by Prescott Capital, Prescott Group Aggressive Small Cap, L.P. (“Prescott Small Cap”), Prescott Group Aggressive Small Cap II, L.P. (“Prescott Small Cap II” and together with Prescott Group Small Cap, the “Small Cap Funds”), and Mr. Phil Frohlich. The shares are owned by the Small Cap Funds through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. (“Prescott Master Fund”), of which the Small Cap Funds are general partners. Prescott Capital serves as the general partner of the Small Cap Funds, and may direct the Small Cap Funds, the general partners of Prescott Master Fund, to direct the vote and disposition of the 4,808,416 shares and the 5,950,610 shares issuable under warrants held by the Master Fund. As the principal of Prescott Capital, Mr. Frohlich may direct the vote and the disposition of the 4,808,416 shares and the 5,950,610 shares issuable under warrants held by Prescott Master Fund.
(5)	Includes 11,351,594 shares held by and 12,990,814 shares issuable under warrants held by Sanderling as described above. Mr. Middleton disclaims beneficial ownership of the shares and warrants held by Sanderling and Middleton-McNeil L.P. except to the extent of his proportionate ownership interest therein. Also includes options to purchase 225,500 shares of common stock.
(6)	Includes 13,052,792 shares held by and 14,378,524 shares issuable under warrants held by Alafi Capital as described above. Dr. Alafi is a general partner of Alafi Capital and disclaims beneficial ownership of the shares and warrants held by Alafi Capital except to the extent of his proportionate partnership interest therein. Includes 2,225 shares held by the Alafi Family Foundation, 126,000 shares held by the Christopher Alafi Trust, and 30,000 shares held by Dr. Alafi’s mother. Also includes options to purchase 92,250 shares of common stock held by Dr. Alafi.
(7)	Includes options to purchase 111,500 shares of common stock.
(8)	Includes options to purchase 40,500 shares of common stock.
(9)	Includes options to purchase 135,527 shares of common stock.
(10)	Includes options to purchase 139,250 shares of common stock.
(11)	Includes options to purchase 140,750 shares of common stock.
(12)	Includes options to purchase 78,000 shares of common stock.
(13)	Includes options to purchase 582,949 shares of common stock.
(14)	Includes options to purchase 125,936 shares of common stock.
(15)	Includes options to purchase 138,598 shares. Also includes 100 shares owned by Mr. Bruce’s minor daughter.
(16)	Includes options to purchase 100,875 shares of common stock.
(17)	Includes options to purchase 64,750 shares of common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the information incorporated by reference in it contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (“Securities Exchange Act”) that are based upon our current expectations and projections about future events. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect” and similar expressions. These forward-looking statements include statements relating to:

•	our business strategy;

•	our value proposition;

•	our ability to fund operations;

•	our ability to convert backlog to revenue;

•	the timing and prospects for regulatory approval of our additional disposable interventional devices;

•	the success of our business partnerships and strategic alliances;

•	our estimates regarding our capital requirements;

•	the ability of physicians to perform certain medical procedures with our products safely, effectively and efficiently;

•	the adoption of our products by hospitals and physicians;

•	the market opportunity for our products, including expected demand for our products;

•	our plans for hiring additional personnel; and

•	any of our other plans, objectives, expectations and intentions contained or incorporated into this prospectus that are not historical facts.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, changes in general economic and business conditions, actions of competitors, regulatory actions, changes in legislation, technology changes and the risks and other factors.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they were made. We will not update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under federal securities laws. We qualify all of our forward-looking statements by these cautionary statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1–800–SEC–0330 for further information on the operation of its Public Reference Room. Our common stock is listed on the Nasdaq Global Market under the symbol “STXS.”

The SEC allows “incorporation by reference” into this proxy statement of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this proxy statement and any information filed by us with the SEC subsequent to the date of this proxy statement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended by our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, which updated certain information in our originally filed Annual Report on Form 10-K;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012;

•

our Current Reports on Form 8-K filed January 23, 2012, March 5, 2012 (regarding Item 1.01), April 2, 2012, May 2, 2012 and May 8, 2012 (regarding Items 1.01, 2.03, and 3.02), and Form 8-K/A filed March 15, 2012.; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on August 2, 2004.

We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 on or after the date of this proxy statement.

We will promptly provide a copy of the documents we incorporate by reference (other than exhibits attached to those documents, unless such exhibits are specifically incorporated by reference into the information incorporated herein), at no cost, to any person who receives this proxy statement. You may request a copy of any or all of these documents, either orally or in writing, by contacting us at the following address and phone number: Stereotaxis, Inc., Investor Relations, 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, (314) 678-6100.

Appendix A

Form of Certificate of Amendment of Certificate of Incorporation

1. Article IV of the Certificate of Incorporation is hereby amended and restated by deleting Section 1 thereof in its entirety and replacing it with the following:

“1. Authorized Stock. The total number of shares which the Corporation is authorized to issue is 310,000,000 shares as follows: 300,000,000 shares of common stock, each having a par value of one-tenth of one cent ($0.001) (the “Common Stock”) and 10,000,000 shares of preferred stock, each having a par value of one-tenth of one cent ($0.001) (the “Preferred Stock”).

A-1

Appendix B

Form of Certificate of Amendment of Certificate of Incorporation

1. Article IV of the Certificate of Incorporation is hereby amended and restated by deleting Section 1 thereof in its entirety and replacing it with the following:

“1. Authorized Stock. The total number of shares which the Corporation is authorized to issue is 310,000,000 shares as follows: 300,000,000 shares of common stock, each having a par value of one-tenth of one cent ($0.001) (the “Common Stock”) and 10,000,000 shares of preferred stock, each having a par value of one-tenth of one cent ($0.001) (the “Preferred Stock”).

Upon this Certificate of Amendment becoming effective pursuant to the Delaware General Corporation Law (“Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be reclassified as, and shall be combined and changed into, a smaller number of shares such that each four to ten shares of issued Common Stock immediately prior to the Effective Time shall be reclassified into and become one share of Common Stock, the exact reverse split ratio within such four-to-ten range to be determined by the Board of Directors of the Corporation and publicly announced by the Corporation prior to the Effective Time. Notwithstanding the foregoing, no fractional shares shall be issued and, in lieu thereof, and upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Effective Time, shall be entitled to receive cash for such holder’s fractional share based upon the average of the closing prices of the Common Stock on The Nasdaq Global Market for the five trading days immediately preceding the date the reverse stock is effective. From and after the Effective Time, certificates representing Common Stock outstanding immediately prior to the Effective Time shall represent the number of whole shares of Common Stock into which the Common Stock shall have been reclassified pursuant to the foregoing provisions, provided, however, that any dividends or other distributions that may be declared after the Effective Time with respect to the number of post-reverse split shares of Common Stock represented by that certificate will be withheld by the Corporation until that certificate has been properly presented for exchange, at which time all such withheld dividends that have not yet been paid to a public official pursuant to relevant abandoned property or escheat laws will be paid to the holder thereof or the holder’s designee, without interest.”

B-1

STEREOTAXIS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby nominates, constitutes and appoints Michael P. Kaminski, Samuel W. Duggan II and Karen Witte Duros (or such other person as is designated by the board of directors of Stereotaxis, Inc. (“Stereotaxis”)) (the “Proxies”), or either of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as designated below all of the shares of common stock, $0.001 par value, of Stereotaxis entitled to be voted by the undersigned at the Special Meeting of Stockholders to be held on [—], 2012 and at any adjournments or postponements thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

Please complete, sign and date other side and return promptly. Please mark ☒ your vote as indicated in this example.

MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:

1. Proposal to amend Stereotaxis’ Certificate of Incorporation to increase the number of shares of the Company’s common stock, par value $0.001 per share, that Stereotaxis is authorized to issue to 300,000,000 shares.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2. Proposal to amend Stereotaxis’ Certificate of Incorporation approve effecting a reverse stock split of the Company’s common stock, $0.001 par value per share;

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. Proposal to approve the issuance of convertible debentures and warrants convertible and exercisable into more than 20% of our common stock outstanding, which, in the future, may convert at or be exercisable for a price that is less than the greater of book or market value of our common stock;

FOR	AGAINST	ABSTAIN
☐	☐	☐

4. Proposal to approve the exercise of warrants exercisable into more than 20% of our common stock outstanding, which would result in a “change of control” of the Company under applicable Nasdaq listing rules.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the special meeting and any adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and the accompanying Proxy Statement.

This proxy will be voted as specified. If no specification is made, this proxy will be voted FOR Proposal Nos. 1, 2, 3 and 4. A vote to ABSTAIN will be voted AGAINST Proposal Nos. 1, 2, 3 and 4.

The Proxy Statement is available at: www.Stereotaxis.com.

Please contact the corporate secretary at 1-314-678-6100 or email us at karen.duros@Stereotaxis.com if you have any questions about accessing these materials.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

☐	PLEASE CHECK THIS BOX IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

SIGN HERE

(Please sign exactly as name appears at left)

SIGN HERE

Executors, administrators, trustees, etc. should indicate when signing

DATED

Please sign this proxy card exactly as your shares are registered. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same, any one of them may sign this proxy card. If the stockholder is a corporation, this proxy card must be signed by a duly authorized officer of the stockholder. By signing this proxy card, you acknowledge receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, with all enclosures and attachments, dated May , 2012. If address at left is incorrect, please write in the correct information.